Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), is entered into as of August 23, 2020, and effective as of August 24, 2020 (the “Effective Date”), by and between Nephros, Inc., a Delaware corporation having its executive offices and principal place of business at 380 Lackawanna Place, South Orange, New Jersey 07079 (the “Company”), and Andrew Astor (“Executive”).

RECITALS

WHEREAS, the Company currently employs Executive as its Chief Financial Officer and Chief Operating Officer;

WHEREAS, the Company desires to continue to employ Executive and to appoint him to serve as President and Chief Executive Officer of the Company, and Executive desires to accept such employment on the terms and conditions hereinafter set forth:

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree as follows:

1. Term. The term of Executive’s employment pursuant to this Agreement shall commence on the Effective Date and continue until terminated in accordance with Section 2.3 and Section 4 of this Agreement (the “Term”).

2. Employment.

2.1 Employment by the Company; Duties. Executive agrees to be employed by the Company during the Term upon the terms and subject to the conditions set forth in this Agreement. Executive shall serve as President and Chief Executive Officer (“CEO”), reporting to the Board of Directors of the Company (the “Board”). As President and CEO, Executive will serve as the principal executive officer of the Company, and will be responsible for the general active management of the business of the Company, and shall have such duties as may be prescribed by the Board from time to time and which are commonly performed by presidents and chief executive officers of similar sized companies conducting similar business. Without limiting the foregoing, Executive shall also be responsible for monitoring and managing the Company’s interest in its Specialty Renal Products, Inc. (“SRP”) subsidiary and such other responsibilities related to SRP as prescribed by the Board from time to time. In addition, the parties acknowledge and agree that Executive will continue to serve as Chief Financial Officer of the Company and its principal financial officer, and shall have such additional duties and responsibilities as may be prescribed by the Board from time to time in that role and which are commonly performed by principal financial officers of similar sized public reporting companies conducting similar business.

2.2 Performance of Duties. Throughout the Term, Executive shall faithfully and diligently perform Executive’s duties in conformity with the directions of the Board and serve the Company to the best of Executive’s ability. The Company and Executive agree that Executive may partially perform his duties remotely from his residence, provided that Executive shall be physically present at the Company’s corporate offices performing his duties as necessary to diligently perform his duties.

2.3 At-Will Employment. The parties agree that Executive’s employment shall be on an “at-will” basis, subject to the terms of this Agreement, and may be terminated at any time, for any or no cause, at the option of either the Company or Executive. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company.

2.4 Directorship. Executive shall also serve as a director of the Company. The Company agrees to include Executive in the management slate for election as a director at each stockholders meeting during the Term at which his term as a director would otherwise expire. The Executive agrees to accept election, and to serve during the Term, as director of the Company, without any compensation therefore other than as specified in this Agreement. Upon termination of Executive’s employment hereunder for any reason, Executive shall be deemed to have resigned as director of the Company and as an officer or director of any entity affiliated with the Company, effective as of the date of such termination.

3. Compensation and Benefits.

3.1 Base Salary. The Company agrees to pay to Executive an initial base salary (“Base Salary”) at the annual rate of $325,000, payable in equal installments consistent with the Company’s payroll practices. The Board may review and adjust Executive’s Base Salary on an annual basis, as it deems appropriate, provided that the Board may not, without Executive’s consent, reduce the Base Salary to an amount less than the initial Base Salary set forth in the preceding sentence.

3.2 Performance Bonus. The Company agrees to pay to Executive a target discretionary performance bonus of 30% of annual Base Salary, as determined by the Company in its sole discretion. The bonus, if any, is subject to: (a) such objectives as may be mutually determined by the Board and Executive from time to time; (b) the Company’s achievement of overall corporate targets approved by the Board; and (c) the terms and conditions of any applicable incentive compensation plan then in effect for senior executives of the Company. The targets with respect to the bonus for the period ending December 31, 2020 (the “Initial Bonus Period”) shall be mutually agreed upon between the Executive and the Compensation Committee of the Board, within thirty (30) days following the Effective Date and such bonus shall be prorated to reflect the Initial Bonus Period. The targets with respect to the bonus for each annual period following the Initial Bonus Period shall be mutually agreed upon at the beginning of each calendar year by the Executive and the Compensation Committee of the Board of Directors. Each bonus, if any, shall be paid to the Executive not later than thirty (30) days after the issuance of the Company’s respective operating financial results and in no event later than March 15 of the calendar year following the calendar year to which the bonus relates.

3.3 Grant of Options and Terms Thereof. Upon the Effective Date, the Company shall grant to Executive a 10-year stock option to purchase 152,064 shares of the Company’s Common Stock (the “Option”), which number of shares Executive and the Company acknowledge represents approximately 3% of the fully-diluted outstanding shares of Common Stock when aggregated with the shares of Common Stock underlying all other equity incentive grants previously awarded to Executive. The exercise price applicable to the Option will be equal to the closing sale price of the Common Stock on the Effective Date. The right to purchase 25% of the shares subject to the Option shall vest and become exercisable on the first anniversary of the Effective Date, and thereafter the remaining shares will vest and become exercisable in 12 approximately equal quarterly installments, subject to Executive’s continued employment with the Company. The Option will be granted pursuant to the Company’s 2015 Stock Incentive Plan (the “2015 Plan”) and shall be evidenced by a separate agreement between the Company and Executive in the Company’s standard form for use under the 2015 Plan.

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3.4 Change of Control. In the event of a Change of Control (as such term is defined in the 2015 Plan), notwithstanding anything to the contrary contained herein, all shares subject to the Option that have not then vested shall vest and become exercisable immediately and, unless all such options are cashed-out in the Change of Control transaction, shall remain exercisable for a period of not less than 360 days (or the expiration of the Option term, if sooner), regardless of whether Executive’s employment is terminated in connection with such Change of Control transaction. Notwithstanding the foregoing, unless otherwise determined by the Board, no change in ownership of the Company’s outstanding securities shall be deemed a Change of Control for purposes of this Agreement if such change in ownership is caused by or relates solely to any disposition or acquisition of any Company securities by Wexford Capital, LP (and/or its affiliates).

3.5 Benefits and Perquisites. Executive shall be entitled to participate in, to the extent Executive is otherwise eligible under the terms thereof, the benefit plans and programs, and receive the benefits and perquisites, generally provided to the Company’s eligible employees, to the extent his age, health and other qualifications make him eligible to participate. Executive shall be entitled to receive four weeks of annual paid vacation in accordance with the Company’s vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto.

3.6 Travel and Business Expenses. Upon submission of itemized expense statements in the manner specified by the Company, Executive shall be entitled to reimbursement for reasonable travel and other reasonable business expenses duly incurred by Executive in the performance of Executive’s duties under this Agreement in accordance with the policies and procedures established by the Company from time to time for executives of the same level and responsibility as Executive.

3.7 No Other Compensation or Benefits; Payment. The compensation and benefits specified in this Section 3 and in Section 4 of this Agreement shall be in lieu of any and all other compensation and benefits. Payment of all compensation and benefits to Executive hereunder shall be made in accordance with the relevant Company policies in effect from time to time to the extent the same are consistently applied, including normal payroll practices, and shall be subject to all applicable employment and withholding taxes and other withholdings.

3.8 Cessation of Employment. In the event Executive shall cease to be employed by the Company for any reason, then Executive’s compensation and benefits shall cease on the date of such event, except as otherwise provided herein or in any applicable employee benefit plan or program.

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4. Termination of Employment.

4.1 Termination. The Company may terminate Executive’s employment for Cause (as defined below), in which case the provisions of Section 4.2 of this Agreement shall apply. The Company may also terminate Executive’s employment in the event of Executive’s Disability (as defined below), in which case the provisions of Section 4.4 of this Agreement shall apply. The Company may also terminate Executive’s employment for any other reason or no reason by written notice to Executive, in which case the provisions of Section 4.5 of this Agreement shall apply. If Executive’s employment is terminated by reason of Executive’s death, retirement or resignation, the provisions of Section 4.3 of this Agreement shall apply. If Executive’s employment terminates for Good Reason (defined below), the provisions of Section 4.5 shall apply.

4.2 Termination for Cause. In the event that Executive’s employment hereunder is terminated during the Term by the Company for Cause (as defined below), then (a) the Company shall pay to Executive only the earned but unpaid Base Salary for services rendered through the date of termination, and (b) any and all unvested Options shall automatically be cancelled and forfeited by Executive as of the date of termination. Executive shall have the right to exercise any and all vested Options within the period commencing on the date of termination and ending ninety days after the date of such termination (or the expiration of the Option term, if sooner), except as otherwise provided in Section 3.4 hereof in the event of a Change of Control (the “Options Exercise Period”). Any Options not exercised by Executive within the Options Exercise Period shall be cancelled. In all other respects, all such Options shall be governed by the plans, programs, agreements, and other documents pursuant to which such Options were granted.

For purposes of this Agreement, “Cause” means (i) Executive’s failure or refusal to follow a reasonable and lawful direction of the Company’s Board, provided that, if such failure or refusal is capable of being remedied, the Company will provide written notice to Executive specifying the nature of such failure or refusal and demanding that such failure or refusal be remedied within 10 business days (and if so remedied within such period, no “cause” shall be deemed to exist); (ii) the conviction of (including any plea of no lo contendere to) any felony or any crime involving fraud, dishonesty or moral turpitude (whether or not involving the Company); (iii) Executive’s material breach of any fiduciary obligation to the Company, provided that if such breach is capable of being remedied, the Company will provide Executive with written notice specifying the nature of such breach and demanding that such breach be remedied within 10 business days (and if so remedied with in such period, no “cause” shall be deemed to exist); (iv) any intentional wrongdoing or fraudulent conduct committed by Executive in the scope of his employment with the Company; and (v) the intentional material breach by Executive of the Company’s policies and procedures in effect from time to time.

4.3 Termination by Reason of Death or Retirement or Resignation. In the event that Executive’s employment hereunder is terminated during the Term (a) by reason of Executive’s death, or (b) by reason of Executive’s resignation or retirement (as to which Executive shall give Company at least four (4) weeks’ notice), then the Company shall pay to Executive only the earned but unpaid Base Salary for services rendered through the date of termination. Any and all unvested Options shall automatically be cancelled and forfeited by Executive as of the date Executive’s resignation or retirement. In the event of Executive’s death, any and all unvested Options shall automatically be cancelled and forfeited. Executive or Executive’s estate, as applicable, shall have the right to exercise any and all vested Options within the appropriate options exercise period, which shall be one (1) year after the date of termination in the event of Executive’s death or ninety (90) days after the date of termination in the event of Executive’s resignation or retirement (or, in each case, the expiration of the Option term, if sooner), except as otherwise provided in Section 3.4 hereof in the event of a Change of Control. Any Options not exercised by Executive within the Options Exercise Period shall be cancelled. In all other respects, all such Options shall be governed by the plans, programs, agreements, and other documents pursuant to which such Options were granted.

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4.4 Disability. If, as a result of Executive’s incapacity due to physical or mental illness, the Company determines that Executive has failed to perform Executive’s duties hereunder on a full time basis for either: (a) 90 days within any 365-day period; or (b) 60 consecutive days, the Company may terminate Executive’s employment hereunder for “Disability.” In that event, the Company shall pay to Executive the earned but unpaid, Base Salary for services rendered through such date of termination. Any and all unvested Options shall be cancelled as of the date of termination. During any period that Executive fails to perform Executive’s duties hereunder as a result of incapacity due to physical or mental illness (a “Disability Period”), Executive shall continue to receive the compensation and benefits set forth in Section 3 of this Agreement until Executive’s employment hereunder is terminated; provided, however, that the amount of compensation and benefits received by Executive during the Disability Period shall be reduced by the aggregate amounts, if any, payable to Executive under disability benefit plans and programs of the Company or under the Social Security disability insurance program. Additionally, the vesting of Executive’s Options shall be tolled during the Disability Period and in the event of a termination of this Agreement as a result of Executive’s Disability, any and all unvested Options shall automatically be cancelled and forfeited by Executive as of the date of such termination. Executive (or as applicable, his personal representative or estate) shall have the right to exercise any and all vested Options within one year after the date of termination (or the expiration of the Option term, if sooner). Any Options not exercised by Executive within such period shall be cancelled. In all other respects, all such Options shall be governed by the plans, programs, agreements, and other documents pursuant to which such Options were granted.

4.5 Termination by Company for Any Other Reason, including a Change of Control or by Executive for Good Reason. In the event that Executive’s employment hereunder is terminated by the Company for any reason other than as provided in Sections 4.2, 4.3 or 4.4 of this Agreement or by Executive for Good Reason, then any and all unvested Options shall automatically be cancelled and forfeited by Executive as of the date of such termination (except as provided by Section 3.4 with respect to a Change of Control), vested Options shall remain exercisable for the Options Exercise Period and the Company shall:

(a)	pay to Executive any earned but unpaid Base Salary for services rendered through such date of termination; and

(b)	pay to Executive severance payments (less applicable withholding taxes) at a rate equal to his Base Salary rate then in effect for a period of twelve months (the “Severance Term”), which amounts shall be paid periodically in accordance with the Company’s normal payroll policies; provided that if Executive continues to be employed in any capacity by a successor entity following a Change of Control, the severance pay that would otherwise be payable under this Section 4.5 shall be reduced by the amount of base compensation and guaranteed bonus (if any) Executive receives in such capacity during or attributable to the Severance Term; and

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(c)	to the extent permitted by applicable healthcare laws and provided that Executive makes a timely election to continue coverage, the Company shall pay directly to the insurance provider the premium for COBRA continuation coverage for Executive and his dependents, less the amount payable by an active employee for such coverage, for a period of one year or until Executive obtains new employment, whichever comes first (the benefits provided in this Section 4.5(c)) shall be referred to as the “Continued Benefits”). Notwithstanding the foregoing, in the event that applicable healthcare laws do not permit continuation of coverage, then the Company shall reimburse Executive for the costs of obtaining coverage in an amount not to exceed the coverage amounts paid or payable by the Company on behalf of Executive immediately prior to the date of termination.

Due to the release requirements set forth in Section 4.6 below, any payment under this Section 4.5(b) scheduled to occur during the first 60 days following the date of termination of employment shall not be paid until the Company’s next regular payroll date on or immediately following expiration of the seven day release revocation period required by Section 4.6, and shall include payment of any amount that was otherwise scheduled to be paid prior to the 60th day after such termination.

“Good Reason” means the occurrence of any of the following events without Executive’s consent, subject to notice and an opportunity to cure: (i) a material reduction in Executive’s Base Salary, unless Executive consents to such reduction; (ii) material diminution in Executive’s title, duties, authorities or responsibilities (other than temporarily during a Disability Period or as required by applicable law), but excluding the removal of Executive as Chief Financial Officer and the duties, authorities and responsibilities related to such position; (iii) a material adverse change in Executive’s ability to perform his duties remotely, as described in Section 2.2, with periodic travel to Company headquarters from his residence at Company expense; or (iv) the Company’s material breach of this Agreement with respect to the making of any compensation payments to Executive. Executive must provide written notice to the Company of the occurrence of any of the foregoing events or conditions without Executive’s consent within 60 days of the occurrence of such event. The Company or any successor or Affiliate will have a period of 20 business days to cure such event or condition after receipt of written notice of such event from Executive. If the Company fails to cure such event or condition within such 20 business day period, then any voluntary termination of employment by Executive for “Good Reason” must occur, if at all, within ten business days following the expiration of such 20 business day cure.

Notwithstanding anything to the contrary contained herein, in the event that Executive shall breach Sections 5, 6 or 7 of this Agreement at any time, then in addition to any other remedies the Company may have, the Company’s obligations under paragraphs (b) and (c) of this Section 4.5 shall cease and Executive’s rights thereto shall terminate and shall be forfeited.

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4.6 Release. Except for any accrued obligations, the severance payments and Continued Benefits described in Section 4.5 will be provided to Executive only if the following conditions are satisfied: (a) Executive agrees to continue to be bound by and complies with all surviving provisions of Sections 5, 6 and 7 of this Agreement; and (b) Executive has entered into, within 60 days following the termination date, a full, irrevocable general release, in a form reasonably acceptable to both the Company and Executive (which form shall be provided by Company to Executive no later than seven days following the termination date), releasing all claims, known or unknown, that Executive may have against the Company, and any subsidiary or related entity, their officers, directors, employees and agents, arising out of or any way related to Executive’s employment or termination of employment with the Company.

4.7 Section 409A. Notwithstanding the foregoing, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”) concerning payments to “specified employees,” any payment on account of Executive’s separation from service that would otherwise be due hereunder within six months after such separation shall nonetheless be delayed until the first business day of the seventh month following Executive’s date of termination and the first such payment shall include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction, together with interest on such cumulative amount during the period of such restriction at a rate, per annum, equal to the applicable federal short-term rate (compounded monthly) in effect under Section 1274(d) of the Code on the date of termination. For purposes of this Agreement, Executive shall be a “specified employee” for the 12-month period beginning on the first day of the fourth month following each “Identification Date” if he is a “key employee” (as defined in Section 416(i) of the Code without regard to Section 416(i)(5) thereof) of the Company at any time during the 12-month period ending on the “Identification Date.” For purposes of the foregoing, the Identification Date shall be December 31.

This Agreement is intended to comply with the requirements of Section 409A of the Code and regulations promulgated thereunder (“Section 409A”), but the Company does not guarantee such compliance. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, to the extent possible the provision shall be read in such a manner so that no payments due under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of payment. Notwithstanding anything contained herein to the contrary, in the event any payment on account of Executive’s separation from service constitutes nonqualified deferred compensation subject to (and not exempt from Section 409A), Executive shall not be considered to have terminated employment with the Company for purposes of the right to receive such payment hereof unless he would be considered to have incurred a “termination of employment” from Employer within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii). All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

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5. Exclusive Employment; Noncompetition.

5.1 No Conflicting Activities. During the period of Executive’s employment with the Company, Executive shall not: (a) engage in any activity which conflicts or interferes with or derogates from the performance of Executive’s duties hereunder, nor shall Executive engage in any other business activity except as approved in advance in writing by the Board, which approval may be revoked by the Board upon 60 days’ written notice to Executive; or (b) accept any other employment or service engagement, and whether or not compensated therefor, unless Executive receives the prior written approval of the Board which approval may be revoked by the Board upon 60 days’ written notice to Executive. Notwithstanding the foregoing, prior approval of the Board shall not be required for Executive to serve on the boards of directors (or comparable governing bodies) of charitable organizations, so long as (i) Executive provides notice to the Board of any such position, (ii) such organization would not, in the judgment of the Board, reasonably be expected to lead to unwanted or unfavorable publicity to the Company or any of its officers, directors or affiliated entities, and (iii) such service by Executive, either alone or in combination with all other non-Company engagements, will not interfere with the performance of Executive’s duties and responsibilities to the Company.

5.2 No Competition.

(a) Executive acknowledges and recognizes the highly competitive nature of the Company’s business and that access to the Company’s customer relationships, confidential records, and proprietary information renders him special and unique within the Company’s industry. In consideration of the payment by the Company to Executive of amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, pursuant to Sections 3 and 4 hereof) and other obligations undertaken by the Company hereunder, Executive agrees that during (a) his employment with the Company and (b) for the period commencing upon the termination of his employment and continuing until the longer of (x) the first anniversary of such employment termination if such employment was terminated by the Company pursuant to Sections 4.2 or 4.4 or by Executive pursuant to Section 4.3, or (y) the last day of the Severance Term if his employment is terminated by the Company or by Executive pursuant to Section 4.5 (the “Post-Employment Period”), Executive shall not, directly or indirectly, for himself or any third party, engage without the prior consent of the Company as owner, investor, financier, partner, stockholder, employer, employee, consultant, advisor, director, officer or otherwise in any firm, partnership, corporation, entity, or business that engages or participates in a business that offers any product or service that competes in any material respect with a product or service (i) sold or provided by the Company to customers, including licensees, distributors and other persons that purchase Company products or services, or (ii) that the Company is developing, during the period of Executive’s employment with the Company (a “Competing Business”) anywhere in the world where the Company conducts its business. Without limiting the foregoing, Competing Business includes, but is not limited to, the development, marketing, distribution or sale of (A) medical equipment in the hemodiafiltration realm for use in end-stage renal disease therapy, (B) water filtration purification products or systems, or (C) waterborne pathogen detection products and systems.

(b) The provisions of Section 5.2(a) will not be deemed breached merely because Executive owns less than 1% of the outstanding common stock of a publicly-traded company.

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(c) In the event of a termination pursuant to Section 4.5 hereof, the Company shall have the option in its sole and absolute discretion, to extend the restrictions set forth in Section 5.2(a) for an additional six months in return for a six-month extension of the Severance Term and any such extension shall extend the Post-Employment Period accordingly.

(d) The covenants contained in Section 5.2(a) shall be construed as a series of separate covenants, one for each county, city, state, or any similar subdivision in any geographic area. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in Section 5.2(a). If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent permitted by law and necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this section are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be, to the extent permitted by law, reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

(e) Executive acknowledges that the limitations of time, geography and scope of activity agreed to in this no competition provision are reasonable because, among other things, (i) the Company is engaged in a highly competitive industry, (ii) he will have access to trade secrets and know-how of the Company, (iii) he will be able to obtain suitable and satisfactory employment without violation of this agreement, and (iv) these limitations are necessary to protect the trade secrets, confidential information and goodwill of the Company.

5.3 Non-Solicitation. In further consideration of the payment by the Company to Executive of amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, pursuant to Sections 3 and 4 of this Agreement) and other obligations undertaken by the Company hereunder, Executive agrees that during his employment and the Post-Employment Period, he shall not, directly or indirectly: (a) solicit, encourage or attempt to solicit or encourage any of the employees, agents, consultants or representatives of the Company or any of its affiliates to terminate his, her, or its relationship with the Company or such affiliate; (b) solicit, encourage or attempt to solicit or encourage any of the employees of the Company or any of its affiliates to become employees or consultants of any other person or entity; (c) solicit, encourage or attempt to solicit or encourage any of the consultants of the Company or any of its affiliates to become employees or consultants of any other person or entity, provided that the restriction in this clause (c) shall not apply if (i) such solicitation, encouragement or attempt to solicit or encourage is in connection with a business which is not a Competing Business and (ii) the consultant’s rendering of services for the other person or entity will not interfere with the consultant’s rendering of services to the Company; (d) solicit or attempt to solicit any customer, vendor or distributor of the Company or any of its affiliates with respect to any product or service being furnished, made, sold or leased by the Company or such affiliate, provided that the restriction in this clause (d) shall not apply if such solicitation or attempt to solicit is (i) in connection with a business which is not a Competing Business and (ii) does not interfere with, or conflict with, the interests of the Company or any of its affiliates; or (e) persuade or seek to persuade any customer of the Company or any affiliate to cease to do business or to reduce the amount of business which any customer has customarily done or contemplates doing with the Company or such affiliate, whether or not the relationship between the Company or its affiliate and such customer was originally established in whole or in part through Executive’s efforts. For purposes of this Section 5.3 only, the terms “customer,” “vendor” and “distributor” shall mean a customer, vendor or distributor who has done business with the Company or any of its affiliates within twelve months preceding the termination of Executive’s employment.

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5.4 Notifications. During Executive’s employment with the Company and during the Post-Employment Period, Executive agrees that upon the earlier of Executive’s: (a) negotiating with any Competitor (as defined below) concerning the possible employment of Executive by the Competitor; (b) receiving an offer of employment from a Competitor; or (c) becoming employed by a Competitor, Executive will (i) immediately provide written notice to the Company of such circumstances and (ii) provide copies of Section 5 of this Agreement to the Competitor. Executive further agrees that the Company may provide notice to a Competitor of Executive’s obligations under this Agreement, including without limitation Executive’s obligations pursuant to Section 5 of this Agreement. For purposes of this Agreement, “Competitor” shall mean any entity (other than the Company or any of its affiliates) that engages, directly or indirectly, in any Competing Business.

5.5 Sufficient Consideration. Executive understands that the provisions of this Section 5 may limit his ability to earn a livelihood in a business similar to the business of the Company or its affiliates but nevertheless agrees and hereby acknowledges that the consideration provided under this Agreement, including any amounts or benefits provided under Sections 3 and 4 of this Agreement and other obligations undertaken by the Company hereunder, is sufficient to justify the restrictions contained in such provisions. In consideration thereof and in light of Executive’s education, skills and abilities, Executive agrees that he will not assert in any forum that such provisions prevent him from earning a living or otherwise are void or unenforceable or should be held void or unenforceable.

6. Inventions and Proprietary Property.

6.1 Definition of Proprietary Property. For purposes of this Agreement, “Proprietary Property” shall mean non-public information that relates to the actual or anticipated business or research and development of the Company, designs, specifications, ideas, formulas, discoveries, inventions, improvements, innovations, concepts and other developments, trade secrets, techniques, methods, know-how, technical and non-technical data, works of authorship, computer programs, computer algorithms, computer architecture, mathematical models, drawings, trademarks, copyrights, customer lists and customers (including, but not limited to, customers of the Company on whom Executive called or with whom Executive became acquainted during the term of his employment), marketing plans, and all other matters which are legally protectable or recognized as forms of property, whether or not patentable or reduced to practice or to a writing.

6.2 Assignment of Proprietary Property to the Company or its Subsidiaries.

(a) Executive hereby agrees to assign, transfer and set over, and Executive does hereby assign, transfer and set over, to the Company (or, as applicable, a subsidiary or designee of the Company), without further compensation, all of Executive’s rights, title and interest in and to any and all Proprietary Property which Executive, either solely or jointly with others, has conceived, made or suggested or may hereafter conceive, make or suggest, in the course of Executive’s employment with the Company, whether or not patentable or registrable under copyright or similar laws, which Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time Executive is in the employ of the Company.

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(b) The assignment of Proprietary Property hereunder includes without limitation all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as moral rights (“Moral Rights”). To the extent that such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Executive hereby waives such Moral Rights and consents to any action of the Company or any subsidiary of the Company that would violate such Moral Rights in the absence of such consent. Executive also will endeavor to facilitate such use of any such Moral Rights as the Company, or, as applicable, a subsidiary of the Company, shall reasonably instruct, including confirming any such waivers and consents from time to time as requested by the Company (or, as applicable, a subsidiary of the Company).

6.3 Works for Hire. Executive acknowledges that all original works of authorship or other creative works which are made by Executive (solely or jointly with others) within the scope of the employment of Executive by the Company and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101). To the extent such original work of authorship or other creative works are not works made for hire, Executive hereby assigns to the Company (or, as directed by the Company, to a subsidiary of the Company) all of the rights comprised in the copyright of such works.

6.4 Disclosure of Proprietary Property and Execution of Documents. Executive further agrees to promptly disclose to the Company any and all Proprietary Property which Executive has assigned, transferred and set over or will assign, transfer and set over as provided in Section 6.2 above, and Executive agrees to execute, acknowledge and deliver to the Company (or, as applicable, to a subsidiary of the Company), without additional compensation and without expense to Executive, any and all instruments reasonably requested, and to do any and all lawful acts which, in the reasonable judgment of the Company or its attorneys (or, as applicable, a subsidiary of the Company or its attorneys) may be required or desirable in order to vest in the Company or such subsidiary all property rights with respect to such Proprietary Property.

6.5 Enforcement of Proprietary Rights.

(a) Executive will assist the Company (or, as applicable, a subsidiary of the Company) in every proper way to obtain, assign to the Company (or, as directed by the Company, to a subsidiary), confirm and from time to time enforce, United States and foreign patent trade secret, trademark, copyright, mask work, and other intellectual property rights relating to Proprietary Property in any and all countries. To that end Executive will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company, or, as applicable, a subsidiary of the Company, may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such proprietary rights and the assignment of such Proprietary Property. In addition, Executive will execute, verify and deliver assignments of such Proprietary Property and all rights therein to the Company, its subsidiary or its or their designee. The obligation of Executive to assist the Company, or, as applicable, a subsidiary of the Company, with respect to proprietary rights relating to such Proprietary Property in any and all countries shall continue beyond the termination of employment, but the Company, or as applicable, a subsidiary of the Company, shall compensate Executive at a mutually agreed upon fee, in addition to any expenses, after such termination.

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(b) In the event the Company, or, as applicable, a subsidiary of the Company, is unable for any reason, after reasonable effort, to secure the signature of Executive on any document needed in connection with the actions specified in the preceding paragraph, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as agent and attorney in fact, which appointment is coupled with an interest, to act for and on behalf of Executive, to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Executive. Executive hereby waives and quitclaims to the Company or, as applicable, a subsidiary of the Company, any and all claims, of any nature whatsoever, which Executive now or may hereafter have for infringement of any proprietary rights assigned hereunder to the Company or such subsidiary.

6.6 Third Party Information. To the extent Executive has or possesses any Confidential Information (as hereinafter defined) belonging to Executive or to others, Executive shall not use or disclose to the Company or its subsidiaries or induce the Company or its subsidiaries to use any such Confidential Information unless the Company or its subsidiaries have a legal rights to use such Confidential Information. Executive will promptly advise the Company in writing if any of Executive’s involvement with the Company or any subsidiary of the Company might result in the possible violation of Executive’s undertakings to others or the use of any Confidential Information of Executive or of others.

7. Confidential Information.

7.1 Existence of Confidential Information. The Company owns and has developed and compiled, and the Company and its subsidiaries will develop and compile, certain proprietary techniques and confidential information, which have and will have great value to their businesses (referred to in this Agreement, collectively, as “Confidential Information”). Confidential Information includes not only information disclosed by the Company (or, as applicable, a subsidiary of the Company) to Executive, but also information developed or learned by Executive during the course or as a result of employment with the Company, which information shall be the property of the Company or, as applicable, such subsidiary. Confidential Information includes all information that has or could have commercial value or other utility in the business in which the Company or any of its subsidiaries is engaged or contemplates engaging, and all information of which the unauthorized disclosure could be detrimental to the interests of the Company or its subsidiary, whether or not such information is specifically labeled as Confidential Information by the Company or such subsidiary. By way of example and without limitation, Confidential Information includes any and all information developed, obtained, licensed by or to or owned by the Company or any of its subsidiaries concerning trade secrets, techniques, know-how (including designs, plans, procedures, merchandising, marketing, distribution and warehousing know-how, processes, and research records), software, computer programs and designs, development tools, all Proprietary Property, and any other intellectual property created, used or sold (through a license or otherwise) by the Company or any of its subsidiaries, electronic data information know-how and processes, innovations, discoveries, improvements, research, development, test results, reports, specifications, data, formats, marketing data and plans, business plans, strategies, forecasts, unpublished financial information, orders, agreements and other forms of documents, price and cost information, merchandising opportunities, expansion plans, budgets, projections, customer, supplier, licensee, licensor and subcontractor identities, characteristics, agreements and operating procedures, and salary, staffing and employment information.

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7.2 Protection of Confidential Information. Executive acknowledges and agrees that in the performance of Executive’s duties hereunder, the Company or a subsidiary of the Company may disclose to and entrust Executive with Confidential Information which is the exclusive property of the Company or such subsidiary and which Executive may possess or use only in the performance of Executive’s duties to the Company. Executive also acknowledges that Executive is aware that the unauthorized disclosure of Confidential Information, among other things, may be prejudicial to the Company’s or its subsidiaries’ interests, an invasion of privacy and an improper disclosure of trade secrets. Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any corporation, partnership or other entity, individual or other third party, other than in the course of Executive’s assigned duties and for the benefit of the Company, any Confidential Information, either during the Term or thereafter. In the event Executive desires to publish the results of Executive’s work for or experiences with the Company or its subsidiaries through literature, interviews or speeches, Executive will submit requests for such interviews or such literature or speeches to the Board at least fourteen (14) days before any anticipated dissemination of such information for a determination of whether such disclosure is in the best interests of the Company and its subsidiaries, including whether such disclosure may impair trade secret status or constitute an invasion of privacy. Executive agrees not to publish, disclose or otherwise disseminate such information without the prior written approval of the Board.

7.3 Delivery of Company Records and Property. In the event Executive’s employment with the Company ceases for any reason, Executive will not remove from the Company’s premises without its prior written consent any records (written or electronic), files, drawings, documents, equipment, materials and writings received from, created for or belonging to the Company or its subsidiaries, including those which relate to or contain Confidential Information, or any copies thereof. Executive agrees, as requested by the Company, to search for, copy and/or delete any electronic records belonging to the Company or its subsidiaries or containing Confidential Information and stored on any personal computer or other device used or maintained by Executive. Upon the termination of his employment, Executive agrees to provide a computer-useable copy of all such electronic records and then, to the extent reasonably practicable, permanently delete and expunge such records from his personal computers and other devices. Executive shall also return to the Company all Company property in his possession or control, including without limitation, all computer hardware and other devices purchased by the Company (or for which Executive was reimbursed) upon his termination of employment with the Company, unless the Company otherwise consents in writing.

8. Assignment and Transfer.

8.1 Company. This Agreement shall inure to the benefit of and be enforceable by, and may be assigned by the Company to, any purchaser of all or substantially all of the Company’s business or assets, any successor to the Company or any assignee thereof (whether direct or indirect, by purchase, merger, consolidation or otherwise).

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8.2 Executive. Executive’s rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, if there be no such designee, to Executive’s estate.

9. Miscellaneous.

9.1 Other Obligations. Executive represents and warrants that neither Executive’s employment with the Company or Executive’s performance of Executive’s obligations hereunder will conflict with or violate or otherwise are inconsistent with any other obligations, legal or otherwise, which Executive may have. Executive covenants that he shall perform his duties hereunder in a professional manner and not in conflict or violation, or otherwise inconsistent with other obligations legal or otherwise, which Executive may have.

9.2 Nondisclosure; Other Employers. Executive represents and warrants that he has not taken or otherwise misappropriated and does not have in his possession or control any confidential and proprietary information belonging to any of his prior employers or connected with or derived from his service to prior employers. Executive represents and warrants that he has returned to all prior employers any and all such confidential and proprietary information. Executive further acknowledges, represents and warrants that the Company has informed Executive that Executive is not to use or cause the use of such confidential or proprietary information in any manner whatsoever in connection with your employment by the Company. Executive agrees, represents and warrants that he will not use such information in connection with his employment by the Company. Executive shall indemnify and hold harmless the Company from any and all claims arising from any breach of the representations and warranties in this Section.

9.3 Cooperation. Following termination of employment with the Company for any reason, Executive shall cooperate with the Company, as requested by the Company, to effect a transition of Executive’s responsibilities and to ensure that the Company is aware of all matters being handled by Executive.

9.4 Indemnification. The Company shall defend and indemnify the Executive in his capacity as President and CEO of the Company to the fullest extent permitted by applicable law. The Company shall also establish a policy for indemnifying its officers and directors, including but not limited to the Executive, for all actions or omissions permitted under applicable law taken in good faith pursuant of their duties for the Company, including but not limited to the obtaining of an appropriate level of Directors and Officers Liability coverage and including such provisions in the Company’s by-laws or certificate of incorporation, as applicable and customary. The rights to indemnification shall survive any termination of this Agreement.

9.5 Protection of Reputation. During the Term and thereafter, Executive agrees that he will take no action which is intended, or would reasonably be expected, to disparage or harm the Company or any of its officers, directors or affiliated entities or its or their reputations or which would reasonably be expected to lead to unwanted or unfavorable publicity to the Company or any of its officers, directors or affiliated entities, other than those required in order to permit Executive to comply with applicable law or those made in connection with legal or arbitral process. During the Term and thereafter, the Company agrees that it will take no actions which are intended, or would reasonably be expected, to disparage or harm Executive or his reputation or which would reasonably be expected to lead to unwanted or unfavorable publicity to Executive, other than those required in order to permit the Company to comply with applicable law or those made in connection with legal or arbitral process. Notwithstanding the foregoing, this paragraph shall not prevent the Company or Executive from exercising any of their respective rights under this Agreement.

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9.6 Governing Law. This Agreement shall be governed by and construed (both as to validity and performance) and enforced in accordance with the internal laws of the State of New Jersey applicable to agreements made and to be performed wholly with such jurisdiction, without regard to principles of the conflict of laws thereof or where the parties are located at the time a dispute arises.

9.7 Arbitration.

(a) If any dispute arises between Executive and the Company that the parties cannot resolve themselves, including any dispute over the application, validity, construction, or interpretation of this Agreement, arbitration in accordance with the then-applicable employment law rules of the American Arbitration Association shall provide the exclusive remedy for resolving any such dispute, regardless of its nature; provided, however, that the Company may enforce may enforce Executive’s obligation to provide services under this Agreement and Executive’s obligations under Sections 5 through 7 of this Agreement by an action for injunctive relief and damages in a court of competent jurisdiction at any time prior or subsequent to the commencement of an arbitration proceeding as herein provided. This Section 9.6 shall apply to any and all claims arising out of Executive’s employment and its termination, under state and federal statutes, local ordinances, and the common law including, without limitation Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Equal Pay Act, the Employee Retirement Income Security Act, as amended, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the New Jersey Family Leave Act, the New Jersey Conscientious Employee Protection Act, the New Jersey Civil Rights Act and the New Jersey Law Against Discrimination.

(b) Executive has read and understand this Section 9.7 which discusses arbitration. Executive understands that by signing this Agreement, Executive agrees to submit any claims arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach or termination thereof, or Executive’s employment or the termination thereof, to binding arbitration, and that this arbitration provision constitutes a waiver of Executive’s right to a jury trial and relates to the resolution of all disputes relating to all aspects of the employer/employee relationship. Executive further understands that other options such as federal and state administrative remedies and judicial remedies exist and know that by signing this Agreement those remedies are forever precluded and that regardless of the nature of Executive’s complaint, Executive knows that it can only be resolved by arbitration.

(c) Unless the parties agree otherwise, any arbitration shall be administered by and take place in the offices of the American Arbitration Association in Essex County, New Jersey. If that office is not available, then the arbitrator shall determine the location of the arbitration within New Jersey.

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9.8 Entire Agreement. This Agreement (including all exhibits hereto) contains the entire agreement and understanding between the parties hereto in respect of Executive’s employment and supersedes, cancels and annuls any prior or contemporaneous written or oral agreements, understandings, commitments and practices between them respecting Executive’s employment, including all prior employment agreements, if any, between the Company and Executive, which agreement(s) hereby are terminated and shall be of no further force or effect. With respect to that certain Confidentiality, Assignment of Inventions and Non-Competition Agreement dated on or about February 13, 2017, between the Company and Executive (the “Prior Inventions Agreement”), the Company and Executive agree that such Prior Inventions Agreement shall be deemed superseded in its entirety by the terms and conditions of this Agreement, including Sections 5, 6 and 7 hereof.

9.9 No Amendment/Waiver. This Agreement may not be amended or modified in any manner nor may any of its provisions be waived except by written amendment executed by the parties. A waiver, modification or amendment by a party shall only be effective if (a) it is in writing and signed by the parties, (b) it specifically refers to this Agreement and (c) it specifically states that the party, as the case may be, is waiving, modifying or amending its rights hereunder. Any such amendment, modification or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.

9.10 Severability. If any term, provision, covenant or condition of this Agreement or part thereof, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void by a court of competent jurisdiction, the remainder of this Agreement and such term, provision, covenant or condition shall remain in full force and effect, and any such invalid, unenforceable or void term, provision, covenant or condition shall be deemed, without further action on the part of the parties hereto, modified, amended and limited, and the court shall have the power to modify, to the extent necessary to render the same and the remainder of this Agreement valid, enforceable and lawful. In this regard, Executive acknowledges that the provisions of Sections 5, 6 and 7 of this Agreement are reasonable and necessary for the protection of the Company.

9.11 Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive. The use herein of the word “including,” when following any general provision, sentence, clause, statement, term or matter, shall be deemed to mean “including, without limitation.” As used herein, “Company” shall mean the Company and its subsidiaries and any purchaser of, successor to or assignee (whether direct or indirect, by purchase, merger, consolidation or otherwise) of all or substantially all of the Company’s business or assets which is obligated to perform this Agreement by operation of law, agreement or otherwise. As used herein, the words “day” or “days” shall mean a calendar day or days. As used herein, “Compensation Committee” means the Compensation Committee of the Board or, if no such committee is then serving, at least two members of the Board as selected by the Board.

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9.12 Remedies for Breach. The parties hereto agree that Executive is obligated under this Agreement to render personal services during the Term of a special, unique, unusual, extraordinary and intellectual character, thereby giving this Agreement special value, and, in the event of a breach or threatened breach of any covenant of Executive herein, the injury or imminent injury to the value and the goodwill of the Company’s and its subsidiaries’ businesses could not be reasonably or adequately compensated in damages in an action at law. Accordingly, Executive acknowledges that the Company (and as applicable, one or more of its subsidiaries) shall be entitled to seek injunctive relief or any other equitable remedy against Executive in the event of a breach or threatened breach of Sections 5, 6 or 7 of this Agreement. The rights and remedies of Executive and Company are cumulative and shall not be exclusive, and Executive and Company shall be entitled to pursue all legal and equitable rights and remedies and to secure performance of the obligations and duties of the other under this Agreement, and the enforcement of one or more of such rights and remedies by Executive or Company shall in no way preclude Executive or Company from pursuing, at the same time or subsequently, any and all other rights and remedies available to Executive or Company.

9.13 Notices. Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and if and when sent by certified or registered mail, return receipt requested, with postage prepaid, or by overnight courier, to Executive’s residence, or to the Company’s principal executive office, attention: Chairman of the Compensation Committee of the Board of Directors with a copy (which shall not constitute notice) to: Fredrikson & Byron, P.A., 200 South Sixth Street, Suite 4000, Minneapolis, MN 55402, Attention: Christopher J. Melsha, as the case may be. All such notices, requests, consents and approvals shall be effective upon being deposited in the United States mail. However, the time period in which a response thereto must be given shall commence to run from the date of receipt on the return receipt of the notice, request, consent or approval by the addressee thereof. Rejection or other refusal to accept, or the inability to deliver because of changed address of which no notice was given as provided herein, shall be deemed to be receipt of the notice, request, consent or approval sent.

9.14 Assistance in Proceedings, Etc. Executive shall, without additional compensation during the Term and with complete reimbursement of expenses after the expiration of the Term, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any legal or quasi-legal proceeding, including any external or internal investigation, involving the Company or any of its subsidiaries or in which any of them is, or may become, a party.

9.15 Survival. Cessation or termination of Executive’s employment with the Company shall not result in termination of this Agreement. To the extent that any of the obligations of this Agreement constitute continuing obligations, they shall survive any termination or expiration of this Agreement or of Executive’s employment hereunder.

[Signature page follows]

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IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of August 23, 2020, to be deemed effective as of the date first written above.

EMPLOYER

NEPHROS, INC.

By:	/s/ Oliver Spandow
Name:	Oliver Spandow
Title:	Chairman of the Compensation Committee of the Board of Directors

EXECUTIVE

/s/ Andrew Astor
Andrew Astor

Signature Page to Employment Agreement